Item 77D ? DWS Global Inflation Fund (a series of DWS Income Trust)
On April 10, 2014, the following information replaced similar disclosure in the ?Principal
Investment Strategy? section of the Fund?s prospectus:

Derivatives. Outside of the fund's use of commodity linked derivatives and the interest rate strategy, portfolio management generally may use futures contracts, options on interest rate swaps, options on interest rate futures or interest rate swaps, which are types of derivatives (a contract whose value is based on, for example, indices, currencies or securities), for duration management
(i.e., reducing or increasing the sensitivity of the fund's portfolio to interest rate changes) or for non?hedging purposes to seek to enhance potential gains. Portfolio management may also use (i) option contracts in order to gain exposure to a particular market or security, to seek to increase the fund's income, or to hedge against changes in a particular market or security, (ii) total return swap transactions to seek to enhance potential gains by increasing or reducing the fund's exposure to a particular sector or market, or (iii) credit default swaps to seek to increase the fund's income, to gain exposure to a bond issuer's credit quality characteristics without directly investing in the bond or to hedge the risk of default on bonds held in the fund's portfolio. In addition, portfolio management generally may use forward currency contracts (a) to hedge its exposure to changes in foreign currency exchange rates on its foreign currency denominated portfolio holdings;
(b) to facilitate transactions in foreign currency denominated securities; or (c) for non?hedging purposes to seek to enhance potential gains.

The fund may also use various types of derivatives
(i) for hedging purposes; (ii) for risk management;
(iii) for non?hedging purposes to seek to enhance potential gains; or (iv) as a substitute for direct investment in a particular asset class or to keep cash on hand to meet shareholder redemptions.


 For internal use only
 For internal use only

 For internal use only